Exhibit 99.1

Papa John’s Appoints Mark Shapiro to Board of Directors

LOUISVILLE, Ky.--(BUSINESS WIRE)--February 21, 2011--Papa John’s International, Inc. (NASDAQ: PZZA) today announced the appointment of Mark S. Shapiro to the Company’s Board of Directors.

Shapiro, age 41, has served as Chief Executive Officer of Dick Clark Productions since May 2010. Previously, he served as President and Chief Executive Officer of Six Flags, Inc., the world’s largest regional theme park company, from 2005 to 2010. Prior to joining Six Flags, Mr. Shapiro spent 12 years at ESPN, Inc. where he served as executive vice president, programming and production and in various other capacities.

“We are excited to welcome Mark to our Board,” said Papa John’s Founder, Chairman and co-Chief Executive Officer, John Schnatter. “His experience in the entertainment sector will bring a new perspective to the Board and additional energy to our brand.”

Headquartered in Louisville, Kentucky, Papa John’s International, Inc. (NASDAQ: PZZA) is the world’s third largest pizza company. For 10 of the past 11 years, consumers have rated Papa John’s No. 1 in customer satisfaction among all national pizza chains in the American Customer Satisfaction Index (ACSI). Papa John’s also was honored by Restaurants & Institutions Magazine (R&I) with the 2009 Gold Award for Consumers’ Choice in Chains in the pizza segment. Papa John’s is the Official Pizza Sponsor of the National Football League and Super Bowl XLV, XLVI and XLVII. For more information about the company or to order pizza online, visit Papa John’s at www.papajohns.com.

CONTACT:
Papa John’s International, Inc.
Darryl Carr
Director, Corporate Communications
502-261-4318